Filed Pursuant to Rule 433

Registration No.: 333-134553

FX Basket-Linked Note

“BRIIP Basket Note”	Final Terms and Conditions
May 23, 2008

Contact: + 1 212 526 2237

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Summary Description

This note allows an investor to hold via single basket long positions in the Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR), Indonesian Rupiah (IDR) and Philippine Peso (PHP) (collectively, the “Reference Currencies”), relative to the U.S. dollar (USD).  If, as of the Valuation Date, the Basket Return is greater than –8.0% (that is, if the Reference Currencies in aggregate have appreciated or have depreciated less than 8% relative to the USD on the Valuation Date), the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of the Participation Rate (100%) and the sum of the Basket Return plus 8.0%.  If, as of the Valuation Date, the Basket Return is less than or equal to –8.0% (that is, if the Reference Currencies have in aggregate depreciated greater than or equal to 8% relative to the USD on the Valuation Date), then the investor will receive at maturity the principal amount of the notes.  The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc.
Ratings	(A1, A+, AA–)(1)
Issue Size	USD 393,000
Issue Price	100%
Principal Protection	100% at the Maturity Date
Trade Date	May 23, 2008
Issue Date	May 30, 2008
Valuation Date

November 23, 2009; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	November 30, 2009

(1) Lehman Brothers Holdings Inc. is rated A1 by Moody’s, A+ by Standard & Poor’s and AA– by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Reference Currencies	Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR), Indonesian Rupiah (IDR) and Philippine Peso (PHP).
Reference Exchange Rates	For each Reference Currency, the spot exchange rate for that Reference Currency quoted against the U.S. dollar expressed as number of units of the Reference Currency per one USD.
Participation Rate	100%
Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any
Additional Amount	A single U.S. dollar amount equal to the principal amount of each note multiplied by:

	Participation Rate x (Basket Return + 8.0%)	If the Basket Return is greater than –8.0%

	Zero	If the Basket Return is less than or equal to –8.0%

	provided that the minimum Additional Amount payable on the notes shall be zero.
Basket Return	The sum of the Weighted Currency Returns for the Reference Currencies
Weighted Currency Returns	For each Reference Currency:

	Weighting * {	Initial Reference Currency Rate – Settlement Rate	}
		Initial Reference Currency Rate
Weightings and Initial Reference Currency Rates	The Weighting and Initial Reference Currency Rate for each Reference Currency is as set forth below:

	Reference Currency	Weighting	Initial Reference Currency Rates
	BRL	20%	1.6640
	RUB	20%	23.5842
	INR	20%	42.84
	IDR	20%	9339
	PHP	20%	43.409

The Initial Reference Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency on the Trade Date, determined in accordance with the applicable Settlement Rate Option.

Settlement Rate	For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).

Settlement Rate Option and Valuation Business Day:	For each Reference Currency as set forth below:

	Reference Currency	Screen Reference	Valuation Business Day
	BRL	BRFR	Brazilia, Rio de Janiero or São Paulo
	RUB	EMTA	Moscow
	INR	RBIB	Mumbai
	IDR	ABSIRFIX01	Singapore
	PHP	PDSPESO	Manila
(as a successor to PHPESO)

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the Series I MTN prospectus supplement.

Business Day	New York
Business Day Convention	Following
Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

	•	for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•

for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the Series I MTN prospectus supplement).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction;

	(B)	the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)

the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.
Identifier	ISIN: US5252M0FL69

CUSIP: 5252M0FL6
Settlement System	DTC
Denominations	USD 1,000 and whole multiples of USD 1,000
Issue Type	US MTN
Fees		Price to Public(1)	Fees(2)	Proceeds to the Issuer
	Per note	$1,000	$17.50	$982.50
	Total	$393,000	$6,877.50	$386,122.50

(1)

The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions of $17.50 per $1,000 principal amount, or of 1.75%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes.  See “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency-Indexed Notes” specifically, in the Series I MTN prospectus supplement.

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Series I MTN prospectus supplement.

Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of 5.11%, compounded semi-annually. You can obtain the projected payment schedule by submitting a written request to Lehman Brothers Holdings Inc. at the following address:

Controller’s Office

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

(212) 526-7000

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending May 15, 2005, through the week ending May 18, 2008, using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates presented in the following charts are expressed as the amount of U.S. dollar per Reference Currency to show the appreciation or depreciation, as the case may be, of the U.S. dollar relative to the Reference Currency. The spot exchange rates used to calculate the Basket Return are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts. The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Return or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Basket Return will be greater than, less than or equal to zero and, consequently, the Additional Amount payable at maturity.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following charts show the hypothetical Basket Return at the end of each week in the period from the week ending May 15, 2005, through the week ending May 18, 2008 and the Trade Date, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.    Under the terms of the notes and for purposes of calculating the Redemption Amount, the Basket Return was indexed to 0.0 on the Trade Date based on the Initial Reference Currency Rates.  The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios for the Additional Amounts payable if the Basket Return is greater or less than –8.0%, based on the Participation Rate (100%) and values for the Initial Reference Currency Rates (each of which was determined on the Trade Date), as well hypothetical values for the Settlement Rates (which will be determined on the Valuation Date), and the resulting Basket Return.

The Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: BRL, RUB, INR, IDR and PHP each appreciate relative to their respective Initial Reference Currency Rates, resulting in a Basket Return of 0.0720.  Because the Basket Return is greater than –8.0%, the Additional Amount is equal to $152.00 or 15.20%, and the Redemption Amount is equal to the product of 115.20% times the principal amount of the notes.

Because the Basket Return is 0.0720, the Redemption Amount payable at maturity is equal to $1,152.00 per $1,000 note (reflecting an Additional Amount of $152.00 per $1,000 note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 100% * (0.0720 + 0.08)) = $1,152.00

The table below illustrates how the Basket Return in the above example was calculated:

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Hypothetical Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.6640	1.5475	20%	0.0140
RUB	23.5842	21.6975	20%	0.0160
INR	42.84	38.13	20%	0.0220
IDR	9339	8779	20%	0.0120
PHP	43.409	41.673	20%	0.0080

	Basket Return = Sum of Weighted Currency Returns =			0.0720

Example 2: BRL, RUB, INR, IDR and PHP each depreciate relative to their respective Initial Reference Currency Rates, resulting in a Basket Return of –0.0930.  Because the Basket Return is less than –8.0%, the Additional Amount is equal to zero, and the Redemption Amount is equal to 100%, times the principal amount of the notes.

The table below illustrates how the Basket Return in the above example was calculated:

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Hypothetical Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.6640	1.7971	20%	–0.0160
RUB	23.5842	25.9426	20%	–0.0200
INR	42.84	45.24	20%	–0.0112
IDR	9339	10077	20%	–0.0158
PHP	43.409	49.920	20%	–0.0300

	Basket Return = Sum of Weighted Currency Returns =			–0.0930

Example 3: BRL, RUB and PHP each appreciate relative to their respective Initial Reference Currency Rates, while INR and IDR each depreciate relative to their respective Initial Currency Rates, resulting in a Basket Return of 0.0310.  Because the Basket Return is greater than –8.0%, the Additional Amount is equal to $111.00 or 11.10%, and the Redemption Amount is equal to the product of 111.10% times the principal amount of the notes.

Because the Basket Return is 0.0310, the Redemption Amount payable at maturity is equal to $1,111.00 per $1,000 note (reflecting an Additional Amount of $111.00 per $1,000 note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 100% *(0.0310 + 0.08)) = $1,111.00

The table below illustrates how the Basket Return in the above example was calculated:

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Hypothetical Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.6640	1.4943	20%	0.0204
RUB	23.5842	21.6031	20%	0.0168
INR	42.84	43.87	20%	–0.0048
IDR	9339	9685	20%	–0.0074
PHP	43.409	42.107	20%	0.0060

	Basket Return = Sum of Weighted Currency Returns =			0.0310

Example 4: BRL and PHP each appreciate relative to their respective Initial Reference Currency Rates, while RUB, INR and IDR each depreciate relative to their respective Initial Reference Currency Rates, resulting in a Basket Return of –0.0909.  Because the Basket Return is less than –8.0%, the Additional Amount is equal to zero, and the Redemption Amount is equal to 100% times the principal amount of the notes.

The table below illustrates how the Basket Return in the above example was calculated:

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Hypothetical Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.6640	1.6224	20%	0.0050
RUB	23.5842	27.1218	20%	–0.0300
INR	42.84	50.55	20%	–0.0360
IDR	9339	10740	20%	–0.0300
PHP	43.409	43.387	20%	0.0001

	Basket Return = Sum of Weighted Currency Returns =			–0.0909

Example 5: BRL, RUB, INR, IDR and PHP each depreciate relative to their respective Initial Reference Currency Rates, resulting in a Basket Return of –0.0320.  Because the Basket Return is greater than –8.0%, the Additional Amount is equal to $48.00 or 4.8%, and the Redemption Amount is equal to the product of 104.8% times the principal amount of the notes.

Because the Basket Return is –0.0320, the Redemption Amount payable at maturity is equal to $1,048.00 per $1,000 note (reflecting an Additional Amount of $48.00 per $1,000 note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 100% *(–0.0320 + 0.08)) = $1,048.00

The table below illustrates how the Basket Return in the above example was calculated:

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Hypothetical Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.6640	1.7139	20%	–0.0060
RUB	23.5842	24.7634	20%	–0.0100
INR	42.84	43.27	20%	–0.0020
IDR	9339	9526	20%	–0.0040
PHP	43.409	45.579	20%	–0.0100

	Basket Return = Sum of Weighted Currency Returns =			–0.0320

Example 6: BRL, INR and PHP each depreciate relative to their respective Initial Reference Currency Rates, while RUB and IDR each appreciate relative to their respective Initial Reference Currency Rates, resulting in a Basket Return of –0.0272.  Because the Basket Return is greater than –8.0%, the Additional Amount is equal to $52.80 or 5.28%, and the Redemption Amount is equal to the product of 105.28% times the principal amount of the notes.

Because the Basket Return is –0.0272, the Redemption Amount payable at maturity is equal to $1,052.80 per $1,000 note (reflecting an Additional Amount of $52.80 per $1,000 note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 100% *(–0.0272 + 0.08)) = $1,052.80

The table below illustrates how the Basket Return in the above example was calculated:

Reference Currency	Initial Reference Currency Rate (on Trade Date)	Hypothetical Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
BRL	1.6640	1.9020	20%	–0.0286
RUB	23.5842	22.8295	20%	0.0064
INR	42.84	49.39	20%	–0.0306
IDR	9339	7863	20%	0.0316
PHP	43.409	44.711	20%	–0.0060

	Basket Return = Sum of Weighted Currency Returns =			–0.0272